Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200540 and 333-133470 on Form S-8 of our report dated June 5, 2026, appearing in this Annual Report on Form 11-K of the SkyWest, Inc. Employees’ Retirement Plan for the year ended December 31, 2025.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

June 5, 2026